Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 18, 2013
(To Prospectus dated March 11, 2013)
Registration Statement No. 333-187164

WORLD CLASS WINES
TRUETT
HURST
EXCITING BRANDS
FOREVER RED
PAPERBOY
PINOT NOIR
V·M·L

WR HAMBRECHT + CO

OpenIPO®

March
2013

 Truett-Hurst, Inc. has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange
 Commission, or SEC, for the offering to which this
 communication relates. Before you invest, you should read the prospectus in that registration statement and other documents
 Truett-Hurst, Inc. has filed with the SEC for more complete information about Truett-Hurst, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC
 Web site at www.sec.gov.  Truett-Hurst, Inc.’s Central Index
 Key, or CIK, on the SEC Web site is 0001564709.
     Alternatively, Truett-Hurst, Inc. or WR Hambrecht + Co
     will arrange to send you the prospectus if you request it by calling WR Hambrecht + Co toll-free at 1-800-673-6476.

Introduction
• We are a fast-growing ultra-premium wine
 company based in the acclaimed Dry Creek and
 Russian River Valleys of Sonoma County,
 California
• The core of our business is unique custom label/
 private label partnerships with major retailers,
 such as Trader Joe’s, Total Wine and Safeway
• We work closely with our channel partners to
 develop tailored brands to be sold to the
 discovery oriented wine buyer
2
Our mission is to change the way consumers
buy wine through our disruptive distribution
model, partnerships with key retailers, and
our innovative packaging & design

Dearly Beloved

PAPERBOY
RED BLEND
PASO ROBLES
WINERY
EAT, DRINK & RECYCLE
RED BLEND

Y·M·L
VIRGINIA MARIE LAMBRIX
PINOT NOIR

Our Brands
Dearly Beloved is sold
through Trader Joe’s and
is expected to be our best
selling wine in FY13
and FY14
Paperboy is a new label
launching with Safeway in
FY13-FY14 featuring a
novel paper bottle
3
VML is our highest end
label, and sells mainly
through our wine club and
tasting room
We produce and sell over 30 brands, some
independently and some in partnership with major
retailers, priced between $8 - $65 per bottle

Retail Partners

SAFEWAY

Trader Joe's, Total Wine and Safeway are the largest retail partners, together accounting for over 50% of sales

TRADER JOE'S

Distribution Partners

Young's Market Company

Major distribution partners include Young's and RNDC

REPUBLIC NATIONAL DISTRIBUTING COMPANY

TRUETT HURST

Key Customers

Winery starts small, producing wine & label

Wine Spectator

Works toward a wine publication rating

Gets on restaurant wine lists

Grow sales team

Rely on distributors for shelf placement

TRUETT HURST

©2012 WR HAMBRECHT + CO

Disruption of Wine Distribution Model
 Wineries grow and produce wine, build inventory, and work with distributors to sell it through traditional 3-tier system

Traditional Model

Disruption of Wine Distribution Model
 • Our private label business model disrupts traditional wine producers by working directly with retail partners to develop pricing and packaging before producing the wine
6
 • Co-developing brands with retailers allows us to access retailers’ data on what wines and packaging are in demand
 • Private label brands go straight to shelf with premium placement
New Model

$33
5% CAGR
$17
2000
2010
Total US Wine Sales

Sources: The Wine Institute

19%
16%
3.7%
UK
Australia
US
% of Private label Wine Sales

Source: Nielsen, 2010 data

Market Overview
Penetration of US private label sales from 3.7% to 15%
equates to approximately a $4 billion revenue opportunity
• Private label segment growing
rapidly, at 20% unit growth in 2010,
and remains under-penetrated
• US is world’s largest wine
market, growing 5% annually
over the past decade

Producers
234 mm cases
EJ Gallo
Wine Group
Constellation
Trinchero
Bronco
All Others
Distributors
"Big 6"
Southern
Charmer Sunbelt
RNDC
Glazers
Youngs
Wirtz
Retail Outlets
SAFEWAY
Ingredients for life..
TRADER JOE'S
COSTCO
WHOLESALE
BevMo!
Total Wine
SPIRITS · BEER & MORE

CA Wine Producers
Top 4 = 65% of shipments

National Distribution
Big 6 = est. 80% of total

TRUETT HURST

Competitive Pressures : The 3-Tier Model

To compete with powerful producers and suppliers for this growing market, grocery retailers have turned to private labels to gain margin, customer loyalty and differentiation.

Competitive Advantages
• Deep experience in the wine industry combined with the speed and agility of a start-up
• We collaborate with our partners to develop private label brands, and can bring new products to market within months, rather than the years it typically takes for a new product launch
• Because we offer them higher margins, our retail partners give us a big advantage in premium shelf placement
• We participate in the largest and fastest growing segments of the US wine market: $12 - $15 priced wine consumed within 1-2 days of purchase
• The key to our strong partnerships has been delivering high quality wines with innovative packaging at competitive prices
• A focus on brand development rather than brand promotion allows us to sell our premium wines at a reasonable cost

2011
PAPERBOY
THE FLAT, STACK & PACK CO.
CALIFORNIAN
QUALITY WORKS
20 11
RED BLEND
PASO ROBLES
WINERY
EAT, DRINK
&
RECYCLE
RED BLEND

TRUETT HURST

11
© 2012 WR HAMBRECHT + CO

Business Strategy - Paperboy Case Study
• Paperboy is a brand we developed with Safeway -
 expected to launch with a 20,000 case order in June
 2013
• Our competitive grape sourcing, high quality wine
 making, and world-class packaging and label design
 deliver a premium product for the $10-25 price market
• Innovative paper bottle is 80% lighter than a glass bottle with a 67% lower carbon footprint, with better insulation
 properties
• Target market is early adopters / eco-friendly Millenials, outdoor enthusiasts, and hipsters looking for the next
 new thing
• Our model is leveraged - Safeway can scale their orders
 and we will not require capital for wide scale wine making
 or grape production as we source from bulk market
• We own the Paperboy brand - after 90 days of
 exclusivity, we can sell it through other retailers

Experienced Team
Experience and success of this team exceeds the size of Truett-Hurst’s present business and will allow the company to scale for many years
Over 20 years experience in the wine business, as wine
maker at Fetzer and SVP International Sales at Golden
State Vitners; Co-founded and built WineryExchange
into $100m private label beer and wine business
27 years at Fetzer as winemaker and President; scaled
Fetzer to 4 million cases
CPA and audit background, 25 years in wine industry
including K-J, Coppola, Ascentia and Rodney Strong
Prior wineries include De Loach Vineyards, La Follette
and Hendry Ranch
16 years in wine industry, owns and manages over
200 acres
Phil Hurst, Co-founder, CEO, President
Paul Dolan, Co-founder
Jim Bielenberg, CFO
Virginia Lambrix, Director of Wine Making
Heath Dolan, Co-founder, Director of Vineyards
Kevin Shaw, Creative Director
Founder, Stranger & Stranger design agency -
Designed 100+ beverage brands per year

Top three brands account for just under 40% of sales

Dearly Beloved (PL)
Savignon Republic (PL)
Healdsburg Ranches/ (3T)

12 brands sell in excess of 10,000 cases

Hobson Estate/ Kiarna (PL)
Curious Beast (PL)
Paper Boy (PL)
Schucks (PL)
California Square (PL)
Stonegate Collection (3T)
Fuchsia (Rose/White) (PL)
Truett Hurst (DTC)
Harbor Front (PL)

3T = 3 Tier PL = Private Label DTC = Direct to Consumer

Product Overview
• We have over 30 brands in our product lines
• Three brands each account for more than 10% of sales, including Dearly Beloved,
 Sauvignon Republic and Healdsburg Ranches
• FY2013 Top selling brands include:
 - Direct to Consumer - Truett-Hurst, VML
 - Traditional 3-Tier Distribution - Healdsburg Ranches, Stonegate, Bradford Mountain
 - Private Label - Dearly Beloved and Sauvignon Republic for Trader Joes; Curious Beasts,
 Paper Boy, Schucks and Fuchsia series for Safeway; Eden Ridge and Harbor Front for Total
 Wine

$5.4
$12.7
FY11
FY12
Revenue ($M)

$8.4
$8.6
1HFY12
1HFY13
Net Sales ($M)

3 Tier
Wholesale
10%
Direct to
Consumer
14%
76%
Private
Label
Revenue Breakdown (%)

Revenues Overview
• Total revenues in FY2012 were $12.7 million, a 135% increase in sales from $5.4 million in
 FY2011
• Private label accounts for 76% of FY13 estimated sales, traditional 3-tier 10%, and direct to consumer 14%
13
• First quarter FY13 revenues (to September 2012) were $5.5 million, an increase of 64% YoY
• First half FY13 revenues (to December 2012) were $8.6 million, an increase of 2% YoY
• Quarterly revenues are lumpy as large orders may not be evenly distributed through the year

34%
32%
30%
28%
26%
24%
22%
20%
FY2011
FY2012
1Q13
2Q13

Gross Margins

Gross Margin Overview
• Gross margin was 27.8% for the year ended June 2011
• Gross margin declined to 24.2% in FY12 due to price discounting during the launch of the Harbor Front brand, and a one-off low margin sale of C. Donatiello wine inventory
• First quarter FY2013 margins widened to over 30% due to a higher proportion of custom label sales
• First half FY2013 gross margin was 31.7%

P&L Overview
• We achieved a small profit in FY2012, after start-up losses of $0.8 million in FY11
• In first quarter FY2013, we had net income of $0.3 million and EBITDA of $0.5 million on revenues of $5.1 million
• In the first half of FY2012, we reported a loss of $0.2 million and EBITDA of $0.1 million on
 $8.8 million sales
• Safeway’s first significant sales volumes will be seen starting in the Summer and Fall of 2013, so will be reflected in fourth quarter FY13 and FY2014 results
15
Selected Profit & Loss Data ($000)
	FY11	FY12	1HFY13

Net sales	$5,402	$12,693	$8,570

Gross profit	1,501	3,075	2,720
Operating expenses	1,920	2,575	2,728
Income (loss) from operations	(419)	500	(8)
Interest / other expense	(401)	(473)	(255)
Income (loss) before income taxes	(820)	27	(263)
Income tax expense	(1)	(1)	(2)
Net income (loss) before noncontrolling interest	(821)	26	(265)
Loss attributable to noncontrolling interest	-	-	(48)
Net income (loss) attibutable to HDD, LLC members	(821)	26	(217)

Balance Sheet Overview
• At December 2012, total assets had increased by $4 million over June 2012, mostly due to increased inventories ahead of growing order size
• At December 2012, T-H had total debt of around $12.4 million versus equity of $5.0 million
• Subsequent to December 2012, equity increased by $1.7 million through a combination of debt subordination, warrant exercise and convertible subordinated debt injection by current shareholders
• Up-C structure provides tax benefits to founders and potential advantages in the event of an acquisition
16
Selected Balance Sheet Data ($000)
	FY11	FY12	1HFY13

Cash and cash equivalents	$274	$167	$116
Inventories	3,567	6,852	10,276
Total current assets	4,786	8,622	11,493
Total assets	10,100	14,083	18,008
Total current liabilities	4,558	5,991	9,211
Long-term debt, net of current maturities	2,749	2,637	3,283
Total debt	7,307	8,628	12,494
Members' equity (includes redeemable contributed capital (A))	2,705	5,259	5,356

Category	CY2012E	CY2013E	CY2012E	CY2013E
Mean				

TRUETT HURST

Valuation Considerations
Source: WR Hambrecht + Co Valuation Analysis for Truett-Hurst and CapitalIQ
• Price range of $11 - $15 reflects a market value of $69.9 million to $95.3 million; the mid-point of $13 reflects a market value of $82.6 million
• The closest comps in the industry are much larger businesses that are growing at a slower rate
• Recently listed Crimson Wine Group, which owns Seghesio Winery, is the closest comp in terms of size of business
• Disruptive B2C companies trade at a significant premium to their market counterparts
17
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Enterprise Value / Revenue
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Average
Average

The Offering
Offering Structure
Exchange / Symbol
Underwriters
Method of Distribution
Expected Pricing
Price Range
2.9 Million Class A Common Stock
$11.00 - $15.00
18
NASDAQ / THST
WR Hambrecht + Co /
CS Advisors / Sidoti
OpenIPO Auction
April 2013

March
2013